Exhibit 99.1

WatchGuard Reports Second Quarter 2006 Results

Seattle, Washington – August 7, 2006. WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of network security solutions, today announced its financial results for the second quarter of 2006.

WatchGuard reported net revenue of $16.5 million for the second quarter of 2006, compared to $18.6 million in the previous quarter, and $20.3 million in the second quarter of 2005. Product revenue was $8.4 million in the second quarter of 2006, compared to $10.9 million in the previous quarter, and $12.9 million in the second quarter of 2005. Service revenue was $8.1 million for the second quarter of 2006, compared to $7.7 million in the previous quarter, and $7.4 million in the second quarter of 2005. Reflecting increased sales of WatchGuard subscription services during the second quarter, deferred revenue increased from $22.5 million at March 31, 2006, to $22.9 million at June 30, 2006.

Product revenue for the second quarter of 2006 was affected by WatchGuard’s transition to a sell-through revenue recognition model during the quarter in the U.K and Germany- Austria-Switzerland (“DACH”). WatchGuard estimates the transition to a sell-through model in these regions reduced product revenues by approximately $1.9 million for the second quarter of 2006, not including changes in customer buying patterns upon conversion to a sell-through model.

WatchGuard reported a net loss of $3.4 million, or $0.10 per share, in the second quarter of 2006, compared to a net loss of $4.1 million, or $0.12 per share, in the previous quarter, and a net loss of $2.0 million, or $0.06 per share, in the second quarter of 2005. Excluding amortization of acquisition-related costs, non-cash stock-based compensation, and restructuring charges, WatchGuard reported a non-GAAP net loss of $2.3 million, or $0.07 per share, in the second quarter of 2006, compared to a non-GAAP net loss of $2.8 million, or $0.08 per share, in the previous quarter, and a non-GAAP net loss of $0.8 million, or $0.02 per share, in the second quarter of 2005. The reconciliation of WatchGuard’s GAAP operating results to WatchGuard’s non-GAAP operating results for the quarters ended June 30, 2006, March 31, 2006, and June 30, 2005, are set forth at the end of this release.

WatchGuard ended the second quarter of 2006 with $75.4 million in cash and securities, of which $2.4 million is restricted cash under the terms of certain real estate lease agreements. Cash and securities were unchanged from the $75.4 million on hand at March 31, 2006.

“In Q2 we continued to make progress on our turnaround,” said Ed Borey, Chief Executive Officer of WatchGuard. “Costs are under control, we launched our new hardware and software platforms and we completed our transition from sell-in to sell-through revenue recognition in the U.K. and DACH.”

Webcast Information

An Internet broadcast and replay of WatchGuard’s conference call discussing its second quarter of 2006 results (2:00 PM Pacific / 5:00 PM Eastern) will be available on August 7, 2006, at www.watchguard.com under “Investor Relations.” Investors may access the live conference call by calling (866) 700-7173 (U.S. and Canada) and (617) 213-8838 (International). The participant pass code is 70837820.

About WatchGuard Technologies, Inc.

WatchGuard provides network security. The company’s Firebox X family of upgradeable appliances delivers the performance, functionality and security strength to meet the needs of organizations of any size. WatchGuard’s Intelligent Layered Security protects against emerging threats and provides the platform to integrate additional services offered by the company. All WatchGuard products include a LiveSecurity Service subscription for vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia. For more information, please visit www.watchguard.com.

Certain statements in this press release, including statements about our ability to improve our results of operations and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that we will be unable to improve our results of operations as expected or at all and the other risks described under “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, Firebox and LiveSecurity are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and percentages)

unaudited

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues:
Product	$8,390	$10,873	$12,878	$19,263	$22,009
Service	8,078	7,717	7,445	15,795	14,929

Total revenues	16,468	18,590	20,323	35,058	36,938

Cost of revenues:
Product (1)	3,626	4,568	5,265	8,194	9,348
Service (1)	1,835	1,704	1,457	3,539	2,928

Total cost of revenues	5,461	6,272	6,722	11,733	12,276

Gross margin	11,007	12,318	13,601	23,325	24,662

Gross margin percent	66.8%	66.3%	66.9%	66.5%	66.8%
Operating expenses:
Sales and marketing (1)	6,630	7,101	7,607	13,731	15,553
Research and development (1)	4,734	5,433	4,821	10,167	9,264
General and administrative (1)	3,444	4,327	3,368	7,771	6,124
Amortization of other intangible assets	243	243	243	486	487
Restructuring charges	92	—	—	92	—

Total operating expenses	15,143	17,104	16,039	32,247	31,428

Operating loss	(4,136)	(4,786)	(2,438)	(8,922)	(6,766)
Interest and other income, net	814	720	488	1,534	940

Loss before income taxes	(3,322)	(4,066)	(1,950)	(7,388)	(5,826)
Provision for income taxes	30	18	29	48	71

Net loss	$(3,352)	$(4,084)	$(1,979)	$(7,436)	$(5,897)

Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.06)	$(0.22)	$(0.17)

Shares used in calculation of basic and diluted net loss per share	34,535	34,282	33,792	34,410	33,755

________

(1) Includes stock-based compensation as follows:

Cost of revenues:
Product	$5	$8	$10	$13	$10
Service	28	35	52	63	52
Sales and marketing	158	235	252	393	252
Research and development	151	252	415	403	415
General and administrative	416	541	238	957	238

Total	$758	$1,071	$967	$1,829	$967

WATCHGUARD TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(In thousands)

unaudited

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
GAAP net loss	$(3,352)	$(4,084)	$(1,979)	$(7,436)	$(5,897)
Adjustments to reconcile GAAP net loss to non-GAAP net loss:
Stock-based compensation	758	1,071	967	1,829	967
Amortization of other intangible assets	243	243	243	486	487
Restructuring charges	92	—	—	92	—

Non-GAAP net loss	$(2,259)	$(2,770)	$(769)	$(5,029)	$(4,443)

Non-GAAP basic and diluted net loss per share	$(0.07)	$(0.08)	$(0.02)	$(0.15)	$(0.13)

Shares used in calculation of basic and diluted non-GAAP net loss per share	34,535	34,282	33,792	34,410	33,755

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, WatchGuard uses a non-GAAP measure of net loss (including on a per share basis), which is adjusted to exclude certain costs and expenses. WatchGuard believes this non-GAAP measure is useful to enhance an overall understanding of our past financial performance and also our prospects for the future. This adjustment to our GAAP net loss is presented with the intent of providing both management and investors a more complete understanding of WatchGuard’s underlying operational results and trends and our marketplace performance. For example, this non-GAAP measure is an indication of our baseline performance before other charges that are considered by management to be nonrecurring and otherwise outside of our core operating results. This adjusted non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods. Non-GAAP results exclude the following items.

Stock-Based Compensation. Non-GAAP net loss excludes stock-based compensation expenses, which consist primarily of expenses for stock options, restricted stock awards and purchases of common stock under our Employee Stock Purchase Plan. WatchGuard began recording stock-based compensation expenses under SFAS 123(R) in the first quarter of 2006. Prior to 2006, WatchGuard’s stock-based compensation expenses resulted primarily from the variable accounting treatment of certain stock options issued to employees and directors, restricted stock issued to directors and officers, stock options granted to consultants and certain restricted common stock and common stock subject to repurchase issued in connection with the RapidStream, Inc. acquisition. WatchGuard excludes stock-based compensation expenses from its non-GAAP financial measures primarily because these costs are non-cash expenses with no current effect on cash or the future uses of cash. WatchGuard does not consider these expenses as part of its ongoing operating results when assessing the performance of the Company. For these reasons, management believes that exclusion of stock-based compensation expense may be important to an understanding of WatchGuard’s ongoing operational performance.

Amortization of other intangible assets. Non-GAAP net loss also excludes amortization of other intangible assets arising from WatchGuard’s acquisition of RapidStream in April 2002. These non-cash charges represent a non-cash expense that has no effect on current or future period cash flows or operations of the Company. The amortization expense results from WatchGuard’s acquisition of RapidStream in April 2002, a non-recurring event outside of the course of WatchGuard’s normal business operations. Due to the nonrecurring nature of this event, management believes that exclusion of the related amortization charges may be important to an understanding of WatchGuard’s ongoing operational performance.

Restructuring charges. Finally, non-GAAP net loss excludes restructuring charges resulting from our restructuring plans initiated in 2001 and 2002. Again, these charges represent a non-recurring, non-cash expense that has no effect on current or future period cash flows or operations. These restructuring charges resulted from the Company’s restructuring plan initiated in 2001, in an effort to streamline operations and reduce operating costs, and an unrelated restructuring in 2002, to eliminate redundancies and excess headcount resulting from the acquisition of RapidStream. Due to the nonrecurring nature of these events, management believes that exclusion of the related restructuring charges may be important to an understanding of WatchGuard’s ongoing operational performance.

Management believes that presentation of non-GAAP net loss provides an additional tool for investors to evaluate ongoing operating results and trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating results prepared in accordance with generally accepted accounting principles in the United States. Investors are encouraged to review the reconciliation of non-GAAP net loss to the GAAP net loss, as presented herein.

WATCHGUARD TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,298	$20,390
Short-term available-for-sale investments	48,375	54,379
Trade accounts receivable, net	3,173	4,883
Inventories, net	4,532	4,093
Prepaid expenses and other	2,728	2,442
Short-term restricted cash	600	1,200

Total current assets	81,706	87,387
Property and equipment, net	5,986	6,197
Long-term restricted cash	1,800	1,800
Long-term available-for-sale investments	2,279	—
Goodwill	66,605	66,605
Other intangibles, net, and other non-current assets	1,202	1,735

Total assets	$159,578	$163,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,340	$4,654
Accrued expenses and other liabilities	7,035	6,985
Short-term accrued restructuring costs	1,029	1,119
Short-term deferred revenues	19,966	18,278

Total current liabilities	30,370	31,036
Long-term deferred rent	1,162	1,302
Long-term accrued restructuring costs	2,390	2,756
Long-term deferred revenues	2,917	2,163

Total liabilities	36,839	37,257
Total stockholders’ equity	122,739	126,467

Total liabilities and stockholders’ equity	$159,578	$163,724

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

unaudited

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Operating activities:
Net loss	$(3,352)	$(1,979)	$(7,436)	$(5,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash expenses:
Depreciation and amortization of property and equipment	719	647	1,397	1,303
Amortization of other intangible assets	243	243	486	487
Stock-based compensation	758	967	1,829	967
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,259	457	1,710	951
Inventories, net	(478)	(106)	(439)	(1,761)
Prepaid expenses and other current assets	(159)	306	(286)	116
Other assets	109	(192)	46	(175)
Accounts payable	(474)	(499)	(2,314)	(790)
Accrued expenses, other liabilities and deferred rent and	55	(772)	(90)	1,130
Accrued restructuring costs	(218)	(169)	(456)	(484)
Deferred revenues	344	436	2,442	116

Net cash used in operating activities	(194)	(661)	(3,111)	(4,037)

Investing activities:
Purchases of property and equipment, net	(912)	(346)	(1,186)	(413)
Proceeds from maturities of marketable securities	25,170	14,925	41,376	41,572
Purchases of marketable securities	(21,032)	(12,692)	(37,539)	(32,835)

Net cash provided by investing activities	3,226	1,887	2,651	8,324

Financing activities:
Proceeds from stock option exercises and issuances of common stock under the employee stock purchase plan	1,031	10	1,768	356
Change in restricted cash	—	—	600	—

Net cash provided by financing activities	1,031	10	2,368	356

Net increase in cash and cash equivalents	4,063	1,236	1,908	4,643
Cash and cash equivalents at beginning of period	18,235	8,067	20,390	4,660

Cash and cash equivalents at end of period	$22,298	$9,303	$22,298	$9,303